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                                                                     EXHIBIT 4.9


                                 PROMISSORY NOTE


$276,317.00                                                    February __, 2005



         FOR VALUE RECEIVED, GENEX TECHNOLOGIES, INC., a Maryland corporation (the "MAKER") hereby promises to pay to Jason Geng (the "PAYEE"), at [Address], or at any other place designated by the Payee in writing, in lawful money of the United States of America, the principal sum of two hundred seventy-six thousand three hundred seventeen and 00/100 ($276,317), plus interest on the principal balance remaining outstanding from time to time at the rate of six percent (6%) per annum. The entire principal plus interest shall be due and payable on August __, 2005.

         At the option of the Payee, all amounts owing under this promissory note shall become due and payable after the occurrence and during the continuance of any of the following (each an "EVENT OF DEFAULT"):

         1. Maker shall fail to pay when due any amounts owing pursuant to this
Note if such failure continues for a period of thirty (30) days following the date such payment was due;

         2. Maker shall (i) voluntarily commence any proceeding or file any petition seeking relief under the United States Bankruptcy Code or any other federal, state or foreign bankruptcy, insolvency, liquidation, or similar law,
(ii) consent to the institution of, or fail to contravene in a timely and appropriate manner, any such proceeding or the filing of any such petition,
(iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator or similar official for Maker or for a substantial part of Maker's property or assets, (iv) file an answer admitting the material allegations of a petition filed against Maker in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due, or (vii) take any action for the purpose of effecting any of the foregoing; or

         3. An involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of Maker, or of a substantial part of the property or assets of Maker, under the United States Bankruptcy Code or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator or similar official for Maker or for a substantial part of the property of Maker; and such proceeding or petition shall continue undismissed for 120 days or an order or decree approving or ordering any of the foregoing shall continue unstayed and in effect for 120 days.

         Maker hereby waives presentment, notice of dishonor, and protest, and agrees to pay all costs of collection of this Note, including reasonable attorneys' fees and costs.

         The principal owing under this Note may be prepaid at any time and from time to time, in whole or in part, without premium or penalty. Any such prepayment shall be applied first to accrued but unpaid interest owing hereunder and thereafter in reduction of the principal balance hereof.


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         No course of dealing between the Payee and Maker or any failure or delay on the part of the Payee in exercising any rights or remedies with respect to this Note shall operate as a waiver of any rights or remedies of the Payee under this or any other applicable instrument. No single or partial exercise of any rights or remedies hereunder shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder. None of the rights, remedies, privileges or powers of the Payee expressly provided for herein shall be exclusive, but each of them shall be cumulative with and in addition to every other right, remedy, privilege and power now or hereafter existing in favor of the Payee, whether at law or in equity, by statute or otherwise.

         In the event any one or more of the provisions contained in this Note shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Note, but this Note shall be reformed or construed as if such invalid, illegal or unenforceable provision is in conformity with applicable law or, if necessary, had never been contained herein or therein.

         This Note shall be governed, construed and enforced in accordance with the laws of the State of Maryland without regard to the conflicts of law principles thereof.

                           [SIGNATURE PAGE TO FOLLOW]


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                        SIGNATURE PAGE TO PROMISSORY NOTE

         IN WITNESS WHEREOF, Maker has duly executed and delivered this Note as of the date first set forth above.



                                        GENEX TECHNOLOGIES, INC.


                                        By:
                                            ------------------------------------
                                            Name:
                                            Title:





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